Exhibit 4.18

March 31, 2003

U S Liquids Inc.
411 N. Sam Houston Pkwy. E.
Houston, TX 77060
Attention: Treasurer

     Re: Waiver, Fourteenth Amendment and Consent

Ladies and Gentlemen:

     Please refer to (a) the Second Amended and Restated Credit Agreement dated as of February 3, 1999 (as previously amended, the “Credit Agreement”) among U S Liquids Inc. (the “Company”), various financial institutions and Bank of America, N.A. (formerly known as Bank of America National Trust and Savings Association), as Agent; and (b) each of the following documents: the waiver dated October 4, 2002, the waiver dated October 25, 2002, the waiver and amendment dated as of December 23, 2002, the waiver and amendment dated January 14, 2003 and the waiver and amendment dated as of January 31, 2003 (the “1/31 Waiver Letter and, together with the other letters referred to in this clause (b), the “Prior Waiver Letters”). Capitalized terms used but not otherwise defined herein have the respective meanings assigned thereto in the Credit Agreement.

     1.     Introduction.

     The Company has requested that the Banks agree to (a) waive the existing Events of Default under Section 10.6.3 and Section 12.1.11(c) of the Credit Agreement, (b) defer certain reductions in the Commitment Amount and (c) amend certain covenants set forth in the Credit Agreement.

     2.     Waivers, Amendments and Consents.

     (a)  Waivers; Deferral of Commitment Reductions. Notwithstanding anything to the contrary contained in the Credit Agreement or the Prior Waiver Letters, (i) the Required Banks waive (x) any breach of the provisions of Section 10.1.1 of the Credit Agreement resulting from a “going concern” exception in the Company’s audit report for Fiscal Year 2002, (y) any Event of Default arising from the failure of the Company to comply with Section 10.6.3 of the Credit Agreement for the Computation Period ended December 31, 2002 and (z) any breach of the provisions of Section 12.1.11(c) of the Credit Agreement resulting from the resignation by Michael P. Lawlor from his position as the Chairman of the Board and Chief Executive Officer of the Company; and (ii) the Banks agree that the Company may defer to July 31, 2003 the $2,100,000 reduction in the Commitment Amount that is currently scheduled to occur on March 31, 2003 and the $3,400,000 reduction in the Commitment Amount that is currently scheduled to occur on April 15, 2003.

U S Liquids Inc.
March 31, 2003

     (b)  Amendments to Credit Agreement. Subject to the terms and conditions set forth in Section 3, the Credit Agreement is amended as follows:

               (i) The definition of “Termination Date” set forth in Section 1.1 is amended by deleting the reference to “April 15, 2003” therein and substituting “July 31, 2003” therefor;

               (ii) Section 10.6.1 is amended in its entirety to read as follows:

“10.6.1 Minimum Net Worth. Not permit the Net Worth of the Company at any time during any month to be less than the applicable amount set forth below:

Month	Minimum Net Worth

March 2003	$16,012,000
April 2003	$16,333,000
May 2003	$16,665,000
June 2003	$17,259,000
July 2003	$17,789,000	.”

               (iii) Section 10.6.2 is amended in its entirety to read as follows:

“10.6.2 Disbursements. Not permit the aggregate amount of disbursements that constitute “U.S. Disbursements” (as set forth in the projections delivered by the Company to the Banks on March [26], 2003) during any period to exceed 105% of the amount designated as the “Total U.S. Disbursements” in such projections for such period, it being understood that for any period in which “U.S. Disbursements” are less than 105% of such amount, the Company may carry-over such excess to the succeeding period; provided, however, that cumulative “U.S. Disbursements” for the entire period through July 31, 2003 shall not exceed 105% of the aggregate “U.S. Disbursements” set forth for such entire period in such projections.”

               (iv) Section 10.6.3 is amended in its entirety to read as follows:

“10.6.3 Funded Debt to Adjusted EBITDA Ratio. Not permit the Funded Debt to Adjusted EBITDA Ratio as of the last day of any month to be greater than the applicable ratio set forth below:

Measurement Date	Maximum Ratio

March 31, 2003	5.44 to 1.0
April 30, 2003	6.15 to 1.0
May 30, 2003	6.37 to 1.0
June 30, 2003	7.03 to 1.0
July 31, 2003	6.58 to 1.0	.”

U S Liquids Inc.
March 31, 2003

                    (v) Section 10.6.4 is amended in its entirety to read as follows:

“10.6.4 Capital Expenditures. Not permit the aggregate amount of Capital Expenditures (excluding amounts, if any, paid to consummate acquisitions permitted by Section 10.11(c) which constitute Capital Expenditures) made by the Company and its Subsidiaries to exceed (a) $1,750,000 during any Fiscal Quarter ending after December 31, 2002 or (b) $7,000,000 during any Fiscal Year ending after December 31, 2002; provided that the amount set forth in clause (a) may be increased for any Fiscal Quarter by an amount equal to the lesser of (x) $1,750,000 minus the actual amount of Capital Expenditures made during the prior Fiscal Quarter and (y) $875,000.”

               (vi) Section 10.26 is amended in its entirety to read as follows:

“10.26 Minimum Cumulative EBITDA. Not permit cumulative EBITDA for any period beginning on March 1, 2003 and ending on the last day of any month thereafter to be less than the applicable amount set forth below:

Period Ending	Cumulative EBITDA

March 31, 2003	$1,725,000
April 30, 2003	$3,670,000
May 31, 2003	$5,621,000
June 30, 2003	$7,931,000
July 31, 2003	$10,096,000	.”

               (vii) Section 10.27 is amended in its entirety to read as follows:

“10.27 Accounts Receivable Coverage Ratio. Not permit the ratio of (a) the net book value of accounts receivable (determined in accordance with GAAP, but excluding all intercompany receivables) to (b) Total Outstandings to be less than 0.32 to 1.0 at any time.”

     (c)  Consents. The Required Banks agree that, notwithstanding anything to the contrary contained in the 1/31 Waiver Letter or in Section 4, the Company may defer payment of the amendment fee for the 1/31 Waiver Letter and the waiver fee set forth in Section 4 until July 31, 2003 (to the extent that such fees have not been paid in accordance with Section 3(e)).

     3.     Terms and Conditions of Waiver, Amendments and Consents. In consideration of the foregoing waiver, amendments and consents, the Company agrees with the Agent and the Banks as follows:

     (a)  Limitation on Outstandings. During the period from the date hereof through July 31, 2003, the Company shall not request, and the Banks shall have no obligation to make (and the Issuing Bank shall have no obligation to issue), any Loan or Letter of Credit if the Total Outstandings would exceed (i) $85,348,000 for the week ending March 28, 2003, (ii)

U S Liquids Inc.
March 31, 2003

$87,001,700 for the week ending April 4, 2003 and (iii) $87,811,700 for the week ending April 11, 2003 and for each week ending thereafter; provided that, so long as the Company has delivered the Balance Sheet Plan (as defined below) in accordance with clause (b) below, upon approval of the Balance Sheet Plan by each of the Banks, Total Outstandings shall not thereafter exceed at any time during any week the amount designated as the “Facility Cap” for such week in the financial projections delivered by the Company to the Banks on March [26], 2003.

          (b) Balance Sheet Plan. The Company shall deliver to the Agent and the Banks not later than April 15, 2003 a detailed plan (the “Balance Sheet Plan”) describing the manner in which the Company intends to reduce its leverage during Fiscal Year 2003.

          (c) Letter of Intent. The Company shall deliver to the Agent (for distribution to the Banks) on or before June 30, 2003 a copy of a signed letter of intent in form and substance (and with a proposed purchaser) acceptable to the Required Banks for the sale of one or more businesses of the Company and its Subsidiaries that generated during Fiscal Year 2002, or is reasonably expected to generate during Fiscal Year 2003, at least $3,000,000 in aggregate net income (before deduction for interest expense, taxes and depreciation and amortization expense).

          (d) Letter of Credit Fees; Interest. From and after April 1, 2003, (a) accrued Letter of Credit fees under Section 5.2 of the Credit Agreement shall be payable on the last Business Day of each month and (b) non-default interest shall accrue on unpaid principal amount of all outstanding Loans and shall payable as follows: (i) interest shall accrue on the unpaid principal amount of all Loans up to $85,348,000 at a per annum rate equal to the sum of the Reference Rate plus 4.0% and (ii) interest shall accrue on the unpaid principal amount of all outstanding Loans in excess of $85,348,000 at a per annum rate equal to the sum of the Reference Rate plus 6.0%, with the portion of such interest in clauses (i) and (ii) accruing at the Reference Rate plus 4.0% constituting “Current Interest” payable in cash currently on the last Business Day of each month, and the balance of such interest constituting “Deferred Interest”, the payment of which shall be deferred until the Termination Date (to the extent that such interest has not been paid with Net Cash Proceeds as described in clause (e) below).

          (e) Application of Net Cash Proceeds. All Net Cash Proceeds received by the Company or any Subsidiary from any Asset Sale or issuance of Debt or equity securities shall be applied in the following order:

               (i) first, to pay accrued fees and expenses of the Agent;

               (ii) second, to pay Deferred Interest;

               (iii) third, to pay deferred and unpaid amendment and waiver fees (including those described in Section 2(c));

               (iv) fourth, to pay Current Interest, whether or not then due;

               (v) fifth, to pay principal on the Loans; and

U S Liquids Inc.
March 31, 2003

               (vi) sixth, to pay all other liabilities of the Company and its Subsidiaries under the Loan Documents.

          (g) Collateral Matters.

               (i) The Company agrees to use its best efforts, and to cause each applicable Subsidiary to use its best efforts, to deliver to the Agent not later than April 15, 2003 all original vehicle titles for the vehicles set forth on Exhibit A of the officer’s certificate required to be delivered pursuant to Section 4(e) (to the extent not previously delivered to the Agent) and to take such other actions as may be necessary or advisable to note the lien of the Agent on each such vehicle title; provided that the foregoing shall not apply to vehicle titles that have been lost or destroyed so long as (x) the Company provides a list of the applicable vehicles on or before April 15, 2003, (y) the aggregate number of such vehicles is less than 75 and (z) the Company delivers a certificate certifying that it has sought the issuance of replacement vehicle titles for such vehicles from the appropriate governmental authorities and will, and will cause the applicable Subsidiaries to, deliver such replacement vehicle titles to the Agent promptly upon receipt.

               (ii) The Company agrees (x) to execute and deliver, and to cause each applicable Subsidiary to execute and deliver, to the Agent a mortgage on each parcel of real estate owned by the Company or such Subsidiary (to the extent not previously delivered to the Agent) not later than April 15, 2003 and (y) to use its best efforts, and to cause each applicable Subsidiary use its best efforts, to execute and deliver to the Agent (and obtain any necessary landlord consent to) a leasehold mortgage on each parcel of real estate leased by the Company or such Subsidiary (to the extent not previously delivered to the Agent) not later than April 30, 2003.

               (iii) The Company agrees to use its best efforts, and to cause each applicable Subsidiary to use its best efforts, to cause each depository bank (other than any Bank) at which the Company or such Subsidiary maintains a deposit account to execute and deliver to the Agent not later than April 30, 2003 a blocked account agreement in form and substance satisfactory to the Agent, it being understood that the Company shall, and shall cause each applicable Subsidiary to, close each account maintained with a depositary bank (other than any Bank) which has not so delivered a blocked account agreement and cause the amounts deposited in such accounts to be deposited into accounts maintained with one or more of the Banks not later than May 31, 2003.

          4. Effectiveness. This letter (other than the agreement of the Banks set forth in Sections 2(a)(ii), 2(b)(i) and 2(c)) shall become effective upon receipt by the Agent of the following:

          (a) counterparts hereof (or facsimiles thereof) executed by the Company and the Required Banks;

U S Liquids Inc.
March 31, 2003

          (b) a confirmation of the Guarantors substantially in the form of Exhibit A;

          (c) subject to Section 2(c), a waiver fee for each Bank in the amount equal to 0.50% of such Bank’s Commitment;

          (d) copies of resolutions of the Board of Directors of the Company authorizing the execution and delivery by the Company of this letter and the performance by the Company of its obligations hereunder;

          (e) an officer’s certificate in form and substance acceptable to the Agent setting forth listings (and containing a representation and warranty by the Company as to the completeness and accuracy of such listings) of (a) all vehicles owned by the Company and its Subsidiaries, (b) all real property owned or leased by the Company and its Subsidiaries, (c) all bank accounts maintained by the Company and its Subsidiaries, and (d) copy of the financial projections delivered by the Company to the Banks on March [26], 2003; and

          (f) evidence that the Company has paid all fees and expenses of the Agent (including all attorneys’ fees and expenses) incurred on or prior to the date hereof).

          The agreements of the Banks set forth in Sections 2(a)(ii), 2(b)(i) and 2(c) shall become effective upon (i) receipt by the Agent of counterparts hereof (or facsimiles thereof) executed by the Company and each Bank and (ii) satisfaction of the conditions set forth in clauses (b) through (f) of the previous sentence.

          5. Miscellaneous.

          (a) This letter is limited to the matters specifically set forth herein and shall not be deemed to constitute a waiver or consent with respect to any other matter whatsoever. The Agent and the Banks hereby reserve all of their rights, powers and remedies under the Credit Agreement and applicable law.

          (b) This letter may be executed in counterparts and by the parties hereto on separate counterparts.

          (c) This letter shall be governed by the laws of the State of Illinois applicable to contracts made and to be performed entirely within such State.

          (d) Except as otherwise expressly amended or modified herein, the Credit Agreement and the Prior Waiver Letters (including the representations, warranties, covenants and Events of Default contained therein) shall remain in full force and effect and are hereby ratified and confirmed in all respects.

[Signature Pages Follow]

U S Liquids Inc.
March 31, 2003

     Please acknowledge the foregoing by signing a copy of this letter and returning it to the Agent.

Very truly yours,

BANK OF AMERICA, N.A., as Agent

By:

Title:

BANK OF AMERICA, N.A., as a Bank

By:

Title:

FLEET NATIONAL BANK

By:

Title:

BANK ONE, NA

By:

Title:

THE BANK OF NOVA SCOTIA

By:

Title:

UNION BANK OF CALIFORNIA

By:

Title:

U S Liquids Inc.
March 31, 2003

COMERICA BANK

By:

Title:

WELLS FARGO BANK, N.A.

By:

Title:

BNP PARIBAS

By:

Title:

By:

Title:

ACKNOWLEDGED AND AGREED:

U S LIQUIDS INC.

By: /s/ Cary M. Grossman
Title: CFO

CONFIRMATION

Dated as of           , 2003

To:	Bank of America, N.A., individually and as Agent, and the other financial institutions party to the Credit Agreement referred to below

     Please refer to the waiver, amendment and consent letter dated as of                     , 2003 (the “Waiver and Consent”) with respect to the Second Amended and Restated Credit Agreement dated as of February 3, 1999 (as amended, the “Credit Agreement”) among U S Liquids Inc., various financial institutions (the “Banks”) and Bank of America, N.A. (formerly known as Bank of America National Trust and Savings Association), as Agent (the “Agent”).

     Each of the undersigned hereby confirms to the Agent and the Banks that such undersigned has received a copy of the Waiver and Consent and that, after giving effect to the Waiver and Consent and the transactions contemplated thereby, each Loan Document to which such undersigned is a party continues in full force and effect and is the legal, valid and binding obligation of such undersigned, enforceable against such undersigned in accordance with its terms.

EARTH BLENDS, INC.
MBO, INC.
THE NATIONAL SOLVENT EXCHANGE CORP.
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ROMIC ENVIRONMENTAL TECHNOLOGIES CORPORATION
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U S LIQUIDS GREAT LAKES, INC.
U S LIQUIDS OF HOUSTON, L.L.C.
U S LIQUIDS OF DALLAS, L.L.C.
U S LIQUIDS OF CENTRAL TEXAS, L.L.C.
U S LIQUIDS OF CONNECTICUT, INC.
U S LIQUIDS OF GREATER CHICAGO, INC.
U S LIQUIDS OF PENNSYLVANIA, INC.
U S LIQUIDS OF TEXAS, INC.
U S LIQUIDS LP HOLDING CO.
U S LIQUIDS NORTHEAST, INC.
U S LIQUIDS TERMINAL SERVICES, INC.
U S LIQUIDS OF DETROIT, INC.
U S LIQUIDS OF FLORIDA, INC.
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USL GENERAL MANAGEMENT, INC.
USL PARALLEL PRODUCTS OF CALIFORNIA

WASTE RESEARCH AND RECOVERY, INC. WASTE STREAM ENVIRONMENTAL, INC.

By:	/s/ Cary Grossman

Name:	Cary Grossman

Title:	VP

U S LIQUIDS OF LA., L.P.

By: MBO, Inc., its General Partner

By:	/s/ Cary Grossman

Name:	Cary Grossman

Title:	VP

USL MANAGEMENT LIMITED PARTNERSHIP

By: USL General Management, Inc., its General Partner

By:	/s/ Cary Grossman

Name:	Cary Grossman

Title:	VP

GEM MANAGEMENT, INC.

By:	/s/ Joan Dobrzynski

Name:	Joan Dobrzynski

Title:	President